CONSENT AND WAIVER

This Consent and Waiver Agreement is made as of the 3rd day of January, 2007 by and among bioMETRX, Inc., a Delaware corporation (the “Company”) and the individuals and entities listed on Schedule A (collectively referred to as “Holders” and individually as a “Holder”).

REFERENCE is hereby made to the $1,600,000 principal amount of Convertible Notes (“Notes”) issued on or about June 29, 2006 and due 24 months thereafter of the Company, to the Holders.

WHEREAS, in connection with the issuance of the Notes, the Company issued A and B Warrants to the Holders and entered into a Securities Purchase Agreement and Registration Rights Agreement with each Holder (collectively referred to as the “Transaction Documents”); and

WHEREAS, the Company is in default under the terms of the Note and Transaction Documents; and

WHEREAS, the Company’s ability to repay the Notes would be impaired if the Company is not able to obtain additional financing; and

WHEREAS, the Company has received a proposal from additional investors who have agreed to provide to the Company $1,500,000 of additional financing (the “New Financing”) on the express condition that Holders waive all current defaults on the Notes and forebear from exercise any of their existing rights of default until March 31, 2007.

WHEREAS, the Holders are willing to waive the existing defaults (i) in exchange for new convertible notes in the amount(s) set forth next to the Holder’s name on Schedule A to this document.

NOW THEREFORE, the parties agree as follows:

1. The Holders hereby waive any and all defaults relating to the Note and Transaction Documents presently existing (“Existing Defaults”)and agree to forebear from exercising any rights accruing upon default in the Transaction Documents relating to any default until March 31, 2007. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or forebearance with respect to any future events of defaults under the Transaction Documents which do not exist as of the date hereof.

2. The Company agrees to issue to each Holder a Convertible Note (“Forbearance Notes”)in the form annexed hereto as Exhibit A in the principal amount set forth next to the Holder’s name on Schedule A in the aggregate principal amount of $387,437.39 representing liquidated damages due under the Note and Transaction Documents. The Company shall deliver original executed Forbearance Notes to the Holders within three (3) business days of the closing of the New Financing.

3. The Holder hereby consents to the Company entering into and consummating the New Financing .

4. The Holder hereby consents to the Company including for resale under the Securities Act of 1933 in any future registration statement to be filed by the Company any and all shares of the Company’s common stock underlying the securities being issued in the New Financing. The Company confirms to each Holder that nothing contained in the terms of the New Financing prohibits or adversely affects the registration rights of the Holders and the Company further confirms to each Holder its intention to satisfy its obligations to register for resale the Holders shares of common stock for resale as soon as possible and not later than the date that the securities contained in the New Financing as registered in accordance with the terms of the New Financing.

5. The Holder hereby waives its rights under Paragraph 4.13 of the Securities Purchase Agreement dated June 29, 2006, “Participation in Future Financing” for the purposes of allowing the Company to consummate the New Financing.

6. The Holder hereby consents that the Debentures being issued to the investors in the New Financing will be pari passu in seniority to the Notes issued to the Holder.

7. The foregoing waivers are given solely in respect of the New Financing. In addition, Holders are only providing the foregoing waivers if the Company closes the transactions contemplated by the New Financing on or before January 31, 2007. If the Company does not close the transactions contemplated by the New Financing this Agreement shall be null and void.

8. Except as set forth herein, the Holders reserve all rights, remedies, powers, or privileges available under the Transaction Documents and other documents and agreements executed in connection therewith, at law or otherwise. This Consent and Waiver Agreement shall not constitute a novation or satisfaction and accord of the Notes or any other document, instrument and/or agreement executed or delivered in connection therewith. Notwithstanding the foregoing, the terms of the Notes and transaction Documents are hereby deemed amended as follows:

A. Section 4.13 of the Notes is hereby amended and restated to read as follows:

4.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period, and any default of event of default under the terms or conditions of any agreements entered into by the Company in connection with the new financing transaction consummated in January, 2007 whereby the Company issues up to $1,500,000 of new notes.

B. The definition of the “Securities” contained in the Transaction Documents, specifically the Securities Purchase Agreement, is hereby amended and restated to read:

“Securities” means the Notes, the Warrants, the Warrant Shares and the Underlying Shares, as well as the Forbearance Notes and any underlying shares of common stock.

C. The definition of “Underlying Securities” contained in the Transaction Documents, specifically the Securities Purchase Agreement, is hereby amended and restated to read:

“Underlying Securities” means the shares of Common Stock contained in the Transaction Documents, specifically the Securities Purchase Agreement, is hereby amended and restated to read:, upon exercise of the Warrants and issued and issuable in lieu of the cash payment of interest on the Notes, as well as the shares of Common Stock issuable upon conversion of the Forbearance Notes, if any..

D. A new definition shall be added to the definition section of the Securities Agreement:

“New Financing” shall mean the financing of up to $1,500,000 of promissory notes and related securities entered into by the Company in January, 2007.

E. Section 4.14 of the Securities Purchase Agreement is hereby amended to add the following new clause (d):

(d) In the event that the conversion or exercise terms of the securities issued in the New Financing are reduced or reset, whether by their terms or otherwise, such reduction or reset shall be deemed a Subsequent Equity Sale within the meaning of this Section 4.14.

9. The holder acknowledges and agrees that in connection with the New Financing, the warrants held by First Montauk Securities Corp. issued to it in connection with the original issuance of the Notes, shall be deemed amended to provide for a reduction in the exercise price to $1.00 per share.

This Waiver and Consent has been duly authorized and approved by all requisite corporate action by the Company and Holder and does not violate the respective organizational documents.

Dated: _________________________
BIOMETRX, INC.

By: ______________________________
Name: ________________________
Title: _________________________

HOLDER:

By: ______________________________
Name: ________________________
Title: _________________________